William M. Ziering
                            Attorney At Law
                       Four Embarcadero Center
                              Suite 3400
                     San Francisco, CA 94111-4187
                          Tel:  (415) 956-0161
                          Fax:  (415) 398-3249


April 25, 2001


Via Courier and Fax
-------------------

Braintech, Inc.
980 West 1st Street
Suite 113
North Vancouver, BC
V7P 3N4

Attn:  Grant Sutherland, Chairman
----

Re:  Registration Statement on Form S-1
---------------------------------------

Dear Sirs:

I have acted as special counsel to Braintech, Inc., a Nevada corporation (the "Company"), in connection with legal issues relating to the issuance of:

1. 8,100,000 common shares with par value of $0.001 in the capital stock of the Company (the "Shares") to the persons set out in the table below; and

2. 3,800,003 common shares with par value of $0.001 in the capital stock of the Company (the "Warrant Shares") to be issued to the persons set out in the table below on the exercise of share purchase warrants (the "Warrants"). Each Warrant entitles the holder to acquire one Warrant Share for a period of one year at a price of $0.20 per share.

I understand that the Company intends to file a Registration Statement pursuant to the Securities Act of 1933 in respect of the Shares and the Warrants. The holders of the Shares and the Warrants will be identified as Selling Shareholders in the Registration Statement as follows:


Selling Shareholder        No. of Shares            No. of
                                                   Warrants

1.  Owen L.J. Jones          1,666,667              833,334
2.  Beau J Holdings Ltd.     1,666,666              833,333
3.  Edward A. White            666,667              333,334
4.  Bolder Investment
    Partners Ltd.              440,000              220,000
5.  695183 B.C. Ltd.           666,667              333,334
6.  Donald A. Anderson         300,000              150,000
7.  Crescent Corporation       433,333              216,667
8.  John Archer                433,333              216,667
9.  Mystic Developments Ltd.   440,000              220,000
10. Jock McDermid              440,000              220,000
11.  Nancy Chalmers            446,667              223,334
12.  JMF Management Inc.       400,000
13.  Peter MacLean             100,000


You have advised me that the Company has received all of the consideration required to be paid for the Shares. I have assumed that this information is correct.

I have examined such records of the Company as I have deemed necessary for the purpose of this opinion. In doing so, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

Based on and subject to the foregoing, I am of the opinion:

1. The Shares constitute duly authorized, validly issued, fully paid, and non-assessable common shares with par value of $0.001 in the capital of the Company.

2. The Warrants have been validly authorized and executed and delivered on behalf of the Company.

3. When the Company has received due notice of the exercise of the Warrants, the Warrants are otherwise exercised in accordance with their terms and the Company has received the full payment in cash required under the Warrants, the Warrant Shares will be validly allotted and issued and fully paid and non-assessable Common shares with par value of $0.001 in the capital of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

                            - 3 -

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual development which might affect any matters or opinions set forth in this letter.

I am opining only as to the matters expressly stated in this letter, and no opinion should be inferred as to any other matters.

                              Very truly yours.

                              *William M. Ziering*

                              William M. Ziering


